Filed Pursuant to Rule 424(b)(3)
Registration No. 333-290714

PROSPECTUS SUPPLEMENT NO. 5

(to Prospectus dated October 23, 2025)

NAMIB MINERALS

PROSPECTUS FOR
Up to 1,750,000 Ordinary Shares

This Prospectus Supplement No. 5 (this “Supplement”) updates and supplements the prospectus dated October 23, 2025 (the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (File No. 333-290714) (the “Registration Statement”), related to offer and sale from time to time by Cohen & Company Securities, LLC (the “Selling Shareholder”) of up to 1,750,000 ordinary shares, par value $0.0001 per share (the “Ordinary Shares”), of Namib Minerals (the “Company”) that may be issued pursuant to the Amended and Restated Promissory Note with a face value of $3.5 million (the “Promissory Note”), dated as of December 9, 2025, issued by the Company to the Selling Shareholder. Capitalized terms used in this Supplement and not otherwise defined herein have the respective meanings ascribed to them in the Prospectus.

The purpose of this Supplement is to update and supplement the information included in the Prospectus with the information contained in our Report on Form 6-K which was submitted to the U.S. Securities and Exchange Commission (the “SEC”) on March 18, 2026 and is included immediately following the cover page of this Supplement. This Supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

We may further amend or supplement the Prospectus and information in this Supplement from time to time by filing amendments to the Registration Statement or other supplements to the Prospectus, as required. You should read the entire Prospectus, this Supplement, any amendments to the Registration Statement, or subsequent supplements to the Prospectus (to the extent information therein is not superseded by more up to date information in subsequent supplements or amendments to the Prospectus) carefully before you make your investment decision.

Our Ordinary Shares are listed on the Nasdaq Global Market under the symbol “NAMM,” and our Warrants are listed on the Nasdaq Capital Market under the symbol “NAMMW.” On March 16, 2026, the closing trading prices of our Ordinary Shares and Warrants were $2.49 and $0.146, respectively.

YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 7 OF THE PROSPECTUS.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE PROSPECTUS, AS SUPPLEMENTED BY THIS SUPPLEMENT, IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Supplement is March 18, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of March 2026

Commission File Number 001-42685

Namib Minerals

(Translation of registrant’s name into English)

71 Fort Street, PO Box 500,

Grand Cayman, Cayman Islands, KY1-1106

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒            Form 40-F ☐

INFORMATION CONTAINED IN THIS FORM 6-K REPORT

Resignation of Executive Officer

On March 13, 2026, Ibrahima Tall resigned (the “Resignation”) as Chief Executive Officer of Namib Minerals (the “Company”) but will remain a director of the Company. Mr. Tall’s decision did not involve any disagreement with the board of directors of the Company, or the Company’s management, operations, policies or practices. In connection with the Resignation, Mr. Tall and the Company entered into a settlement agreement which provides that, among other things, Mr. Tall will release the Company from any and all claims relating to Mr. Tall’s employment with the Company, Mr. Tall will receive a cash payment of $834,416.50 and an equivalent dollar amount in ordinary shares, par value $0.0001 per share, of the Company based on the 10-day VWAP, resulting in 255,722 shares, and all of Mr. Tall’s outstanding Restricted Stock Units will vest, effective March 13, 2026.

The Board has appointed Tulani Sikwila to serve as the Company’s Chief Executive Officer, in addition to his role as Chief Financial Officer, with effect from March 13, 2026.

This report shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, as amended, except to the extent specifically provided in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NAMIB MINERALS

By:	/s/ Siphesihle Mchunu
Name:	Siphesihle Mchunu
Title:	General Counsel

Date: March 18, 2026

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